As filed with the Securities and Exchange Commission on September 1, 2016

Registration No. 333- 213140

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEFF CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

37-1773826

(I.R.S. Employer Identification Number)

3750 NW 87th Avenue, Suite 400

Miami, FL 33178

(305) 513-3350

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Mark Irion, Chief Financial Officer

Neff Corporation

3750 NW 87th Avenue, Suite 400

Miami, FL 33178

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Esther L. Moreno, Esq.

Larry W. Ross II, Esq.

Akerman LLP

Three Brickell City Centre, Suite 1100

Miami, FL 33131

Phone: (305) 374-5600/Fax:  (305) 374-5095

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the selling stockholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A Common Stock, par value $0.01 per share	14,951,625 shares	$9.08	$135,760,755	$13,672

(1)                  This number assumes the selling stockholders require Neff Holdings LLC to redeem all of the 14,951,625 common units the selling stockholders own in Neff Holdings and the registrant elects at its option to issue 14,951,625 shares of Class A Common Stock on a one-for-one basis pursuant to the terms of the Neff Holdings LLC Second Amended and Restated Limited Liability Company Agreement.

(2)                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended. The calculations of the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low sale prices of Neff Corporation’s Class A Common Stock on August 10, 2016, as quoted on the New York Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 2016

PROSPECTUS

14,951,625 Shares of Neff Corporation Class A Common Stock

This prospectus relates to up to 14,951,625 shares of our Class A Common Stock, par value $0.01 per share, which we refer to as the “Class A Common Stock,” that we may issue to the selling stockholders, who are holders of 14,951,625 common units, which we refer to as the “common units” in Neff Holdings LLC, upon any redemption of such common units pursuant to the terms of the Neff Holdings LLC Second Amended and Restated Limited Liability Company Agreement, which we refer to as the “Neff Holdings LLC Agreement,” and the possible resale from time to time of some or all of such shares of Class A Common Stock by the selling stockholders named in the prospectus.  We are registering the applicable shares of Class A Common Stock to provide the selling stockholders with freely tradable securities.

In lieu of issuing Class A Common Stock to the selling stockholders, cash may be paid for any common units that are tendered for redemption.  The registration of the offer and sale of up to 14,951,625 shares of our Class A Common Stock pursuant to the registration statement of which this prospectus is a part does not necessarily mean that the common unit holders will redeem their common units, that we will elect, in our sole and absolute discretion, to exchange some or all of the common units for shares of our Class A Common Stock, or that any shares of our Class A Common Stock received in exchange for the common units will be sold by the selling stockholders.  The selling stockholders may sell the shares of Class A Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section titled “Plan of Distribution” beginning on page 25.

We will not receive any cash proceeds from the issuance of our Class A Common Stock to the selling stockholders who tender their common units for redemption, or from any sale of such shares of Class A Common Stock by the selling stockholders, but we have agreed to pay certain registration expenses.

Our Class A Common Stock is traded on the New York Stock Exchange, or NYSE, under the symbol “NEFF.” On August 26, 2016, the last reported sale price of our Class A Common Stock on the NYSE was $9.21 per share.

Investing in our Class A Common Stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus for information that you should consider before purchasing the securities offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2016

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may issue Class A Common Stock to the selling stockholders and the selling stockholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of our Class A Common Stock that the selling stockholders may offer.  When the selling stockholders sell shares of Class A Common Stock under this shelf registration process, we may provide a  prospectus supplement that will contain specific information about the terms of a particular offering by the selling stockholders. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus.

You should carefully read this prospectus and any accompanying prospectus supplement, as well as the information incorporated in this prospectus or the accompanying prospectus supplement by reference.  See “Incorporation of  Certain Information by Reference.”  Any information in any accompanying prospectus supplement or any subsequent material incorporated herein by reference will supersede the information in this prospectus or any earlier prospectus supplement. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. Such documents contain important information you should consider when making your investment decision. We have not authorized anyone to provide you with different or additional

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information. If anyone provides you with different or inconsistent information, you should not rely on it.  The selling stockholders may offer to sell and seek offers to buy shares of our Class A Common Stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of Class A Common Stock.  Since the date of this prospectus, our business, financial condition, results of operations or prospectus may have changed.

Unless the context otherwise requires, “Neff,” the “Company,” “registrant,” “we,” “us,” “our” and similar names refer to Neff Corporation and our subsidiaries.

References to websites included in this prospectus are intended to be inactive textual references only, and the information on such websites is not incorporated by reference into this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus that we believe is most important to understanding how our business is currently being conducted. It is not complete and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included in this prospectus or incorporated by reference into this prospectus, before making an investment decision.

Our Company

We are a leading regional equipment rental company in the United States, focused on the fast-growing Sunbelt states. We offer a broad array of equipment rental solutions for our diverse customer base, including infrastructure, non-residential construction, oil and gas, municipal and residential construction customers. Our broad fleet of equipment includes earthmoving, material handling, aerial and other related rental equipment, which we package together to meet the specific needs of our customers.  We consider the earthmoving equipment category to be a core competency of our Company and a key differentiator of our business.

Our revenues are affected primarily by the time utilization of the equipment in our rental fleet, the rental rates we can charge for that equipment and the amount of equipment we have in our fleet available for rent. We generate revenues from the following three sources:

•                                          Rental revenues—this consists of rental revenues and related revenues such as the fees we charge for the pickup and delivery of equipment, damage waivers and other surcharges.

•                                          Equipment sales—this consists primarily of revenues from the sale of our used rental equipment and also includes sales of ancillary new equipment to our customers.

•                                          Parts and service—this includes revenues from customers for fuel and the repair of damaged rental equipment as well as from the sale of complementary parts, supplies and merchandise to our customers in conjunction with our equipment rental business.

Our Branch Network and Fleet

As of June 30, 2016, we operated 68 branches organized into operating clusters in five regions in the United States: Florida, Atlantic, Central, Southeastern and Western. We are strategically located in markets that we believe feature high levels of population growth as well as high levels of construction activity over the near term. We believe that our clustering approach enables us to establish a strong local presence in targeted markets and meet the needs of our customers that have multiple projects within a specific region.

History and Structure

Neff Corporation was formed as a Delaware corporation on August 18, 2014 by Wayzata Opportunities Fund II, L.P. and Wayzata Opportunities Fund Offshore II, L.P., private investment funds (the “Wayzata Funds”) managed by Wayzata Investment Partners LLC (and together with the Wayzata Funds, “Wayzata”). On November 26, 2014, Neff Corporation completed an Initial Public Offering (the “IPO”) of 10,476,190 shares of Class A Common Stock in exchange for net proceeds of approximately $146.1 million. A portion of the net proceeds received by Neff Corporation from the IPO were used to purchase 10,476,190 common units in Neff Holdings, which was wholly owned by the Wayzata Funds prior to the IPO.

Neff Corporation is the sole managing member of Neff Holdings, and as of June 30, 2016, owns 9,025,714 common units of Neff Holdings representing approximately 37.6% of the combined voting power of all of Neff Corporation’s common stock and through Neff Corporation’s ownership of Neff Holdings’ common units, indirectly holds approximately 37.6% of the economic interest in the business of Neff Holdings and its subsidiaries. As the sole managing member of Neff Holdings, we control its business and affairs and therefore, we consolidate its financial results within ours. Neff Holdings is a holding company that conducts no operations and, as of the consummation of the IPO, its only material asset is the equity interests of its direct and indirect subsidiaries.

As of June 30, 2016, the Wayzata Funds through their ownership of Neff Corporation’s Class B common stock, which we refer to as the “Class B Common Stock,” own 14,951,625 common units of Neff Holdings representing a collective 62.4% of the combined voting power of all of Neff Corporation’s common stock and through their ownership of Neff Holdings’ common units, hold approximately 62.4% of the economic interest in the business of Neff Holdings and its subsidiaries. Each common unit held by the Wayzata Funds will be redeemable, at the election of such member, for, at Neff Corporation’s option, newly-issued shares of Class A Common Stock on a one-for-one basis or a cash payment equal to a volume-weighted average market price of one share of Class A Common Stock for each common unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the Neff Holdings LLC Agreement; provided that, at Neff Corporation’s election, Neff Corporation may effect a direct exchange of such Class A Common Stock or such cash for such common units.

Principal Executive Offices

Our principal executive offices are located at 3750 NW 87th Avenue, Suite 400, Miami, Florida 33178. The telephone number of our principal executive office is (305) 513-3350. We maintain a website at www.neffrental.com on which we post our key corporate governance documents, including our board committee charters and code of business conduct and ethics. We do not incorporate the information on our website into this prospectus and participants should not consider any information on, or that can be accessed through, our website as part of this prospectus.

RISK FACTORS

You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated herein by reference and those listed below. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our Class A Common Stock. The risk factors relating to our business are contained in our Annual Report on Form 10-K for the year ended December 31, 2015. In addition to the risk factors relating to our business, which are incorporated by reference herein, you should carefully consider the risks relating to our Class A Common Stock as described below.

Risks Relating to Our Class A Common Stock

The Wayzata Funds directly (through our Class B Common Stock) and indirectly (through ownership of Neff Holdings common units) own interests in us, and the Wayzata Funds have the right to redeem such interests pursuant to the terms of the Neff Holdings LLC Agreement.

As of June 30, 2016, we had an aggregate of 90,974,286 shares of Class A Common Stock authorized but unissued, including approximately 16,216,612 shares of Class A Common Stock issuable, at our election, in Class A Common Stock or a cash payment equal to the volume - weighted average market price of the Class A Common Stock upon redemption of Neff Holdings common units held by the Wayzata Funds and issuable to other certain members of management of Neff Holdings and certain non-executive members of its board of managers (collectively, the “Prior LLC Owners”) upon the exercise of options in Neff Holdings. Neff Holdings has entered into the Neff Holdings LLC Agreement and, subject to certain restrictions set forth therein, the Wayzata Funds and Prior LLC Owners are entitled thereunder to redeem their common units for an aggregate of up to 16,216,612 shares of our Class A Common Stock, subject to customary adjustments.

We have also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Wayzata Funds and the Prior LLC Owners pursuant to which the shares of Class A Common Stock issued upon such redemption will be eligible for resale, subject to certain limitations set forth therein. Any sales in connection with the Registration Rights Agreement, or the prospect of any such sales, could materially impact the market price of our Class A Common Stock and could impair our ability to raise capital through future sales of equity securities.

We cannot predict whether future issuances of our Class A Common Stock or the availability of shares of our Class A Common Stock for resale in the open market will affect the market price of our Class A Common Stock.  The issuance of substantial numbers of shares of our Class A Common Stock in the public market, or upon exchange of common units redeemed by the selling stockholders, or the perception that such issuances might occur, could adversely affect the per share trading price of our Class A Common Stock.  Sales of substantial amounts of shares of our Class A Common Stock in the public market, or upon exchange of the common units owned by the selling stockholders or others, or speculation that such sales might occur, could adversely affect the liquidity of the market for our Class A Common Stock or the prevailing market price of our Class A Common Stock.

You may be diluted by future issuances of additional Class A Common Stock in connection with any redemption of the common units, our incentive plans, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.

Our amended and restated certificate of incorporation, which we refer to as the “Certificate of Incorporation,” authorizes us to issue shares of Class A Common Stock and options, rights, warrants and appreciation rights relating to Class A Common Stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. In addition, we and the Wayzata Funds are party to the Neff Holdings LLC Agreement under which the members of Neff Holdings (or certain permitted transferees thereof) have the right (subject to the terms of the Neff Holdings LLC Agreement) to have their common units redeemed by Neff Holdings in exchange for, at Neff Corporation’s election, shares of our Class A Common Stock on a one-for-one basis or a cash payment equal to the volume-weighted average market price of one share of our Class A Common Stock for each common unit (subject to customary adjustments, including for stock splits, stock dividends and reclassifications); provided that, at Neff Corporation’s election, Neff Corporation may effect a direct exchange of such Class A Common Stock or such cash for such common units. The market price of shares of our Class A Common Stock could decline as a result of these redemptions or the perception that a redemption could occur. These redemptions, or the possibility that these redemptions may occur, also might make it more difficult for holders of our Class A Common Stock to sell such stock in the future at a time and at a price that they deem appropriate.

We have reserved shares for issuance under the Neff Corporation 2014 Incentive Award Plan (the “2014 Incentive Award Plan”) in an amount equal to 1,500,000 shares of Class A Common Stock, and we granted options and restricted stock units under the 2014 Incentive Award Plan covering a total of 355,504 shares of Class A Common Stock concurrently with the consummation of our initial public offering and we granted options and restricted stock units under the 2014 Incentive Award Plan covering a total of 601,519 shares of Class A Common Stock subsequent to our initial public offering.  Any Class A Common Stock that we issue, including under our 2014 Incentive Award Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership of holders of our Class A Common Stock. In addition, each common unit received upon the exercise by the Prior LLC Owners of outstanding options to acquire membership units in Neff Holdings will be redeemable for, at Neff Corporation’s option, newly-issued shares of Class A Common Stock on a one-for-one basis or a cash payment equal to the market price of one share of Class A Common Stock (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the Neff Holdings LLC Agreement; provided that, at Neff Corporation’s election, Neff Corporation may effect a direct exchange of such Class A Common Stock or such cash for such common units. In addition, we may issue equity in future offerings to fund acquisitions and other expenditures, which may further decrease the value of our stockholders’ investment in us.

Since May 20, 2015, we and our officers and directors and Prior LLC Owners are no longer subject to lock-up agreements entered into with Morgan Stanley & Co. LLC and Jefferies LLC which had previously limited the ability of these parties to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock; (ii) file any registration statement with the SEC relating to the offering of any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock; or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Class A Common Stock.

The market price of our Class A Common Stock has declined subsequent to the restrictions in resale by our existing stockholders lapsing and may continue to decline as a result of sales of our Class A Common Stock or the expectation that such sales may occur. A decline in the price of our Class A Common Stock might impede our ability to raise capital through the issuance of additional shares of Class A Common Stock or other equity securities.

Our Class A Common Stock price may be volatile or may decline regardless of our operating performance and you may not be able to resell your shares at or above the price you paid for them.

Prior to our initial public offering, there was no public market for our Class A Common Stock. As a public company, the market price for our Class A Common Stock is likely to be volatile, in part because our shares were not previously traded publicly. Volatility in the market price of our Class A Common Stock may prevent you from being able to sell your shares at or above the price you paid for them. Many factors, which are outside our control, may cause the market price of our Class A Common Stock to fluctuate significantly, including those described elsewhere in this “Risk Factors” section and the annual report on Form 10-K for the year ended December 31, 2015, as well as the following:

•                                          issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•                                          our operating and financial performance and prospects;

•                                          our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•                                          conditions that impact demand for our services;

•                                          future announcements concerning our business or our competitors’ businesses;

•                                          the public’s reaction to our press releases, other public announcements and filings with the SEC;

•                                          the size of our public float;

•                                          changes in market valuations of similar companies;

•                                          coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•                                          market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•                                          strategic actions by us or our competitors, such as acquisitions or restructurings;

•                                          adverse market reaction to any increased indebtedness we incur in the future;

•                                          changes in laws or regulations which adversely affect our industry or us;

•                                          changes in accounting standards, policies, guidance, interpretations or principles;

•                                          changes in senior management or key personnel;

•                                          changes in our dividend policy;

•                                          adverse resolution of new or pending litigation against us; and

•                                          changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

As a result, volatility in the market price of our Class A Common Stock may prevent our stockholders from being able to sell their Class A Common Stock at or above the price paid for them or at all. These broad market and industry factors may materially reduce the market price of our Class A Common Stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A Common Stock is low. As a result, you may suffer a loss on your investment.

We do not intend to pay dividends on our Class A Common Stock for the foreseeable future.

We currently have no intention to pay dividends on our Class A Common Stock at any time in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial conditions, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. Certain of our debt instruments contain covenants that restrict the ability of our subsidiaries to pay dividends to us. In addition, we are permitted under the terms of our debt instruments to incur additional indebtedness, which may restrict or prevent us from paying dividends on our Class A Common Stock. Furthermore, our ability to declare and pay dividends may be limited by instruments governing future outstanding indebtedness we may incur.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A Common Stock, which could depress the price of our Class A Common Stock.

Our Certificate of Incorporation authorizes us to issue one or more series of preferred stock. Our board of directors has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A Common Stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our Class A Common Stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our Class A Common Stock.

If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us or our industry or downgrade our Class A Common Stock, the price of our Class A Common Stock could decline.

The trading market for our Class A Common Stock depends in part on the research and reports that third-party securities analysts publish about our company and our industry. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of our company, we could lose visibility in the market. In addition, one or more of these analysts could downgrade our Class A Common Stock or issue other negative commentary about our company or our industry. As a result of one or more of these factors, the trading price of our Class A Common Stock could decline.

We cannot assure our stockholders that our share repurchase program will enhance long-term stockholder value. Share repurchases, if any, could increase the volatility of the price of our Class A Common Stock and could increase our debt.

In November 2015, our board of directors authorized a share repurchase program. Under the program, we are authorized to repurchase shares of our Class A Common Stock in open market or privately negotiated transactions for an aggregate purchase price not to exceed $25 million. As of June 30, 2016, approximately $14.7 million remains available for repurchases under the current stock repurchase program. Although the board of directors has authorized a share repurchase program, the share repurchase program does not obligate the Company to repurchase any specific dollar amount or to acquire any specific number of shares. The existence of a share repurchase program could cause our stock price to be higher than it would be in the absence of such a program and could potentially reduce the market liquidity for our stock. The timing and actual number of shares repurchased, if any, will depend on a variety of factors including market and business conditions, the trading price of the Company’s Class A Common Stock, the nature of other investment or strategic opportunities, the rate of dilution of our equity compensation program, the availability of adequate funds, and other factors.

Any repurchases of our Class A Common Stock pursuant to our share repurchase program could affect our stock price and increase its volatility. Additionally, repurchases under our share repurchase program may increase our debt, which could impact our ability to pursue possible future strategic opportunities and acquisitions and could result in lower overall returns on our cash balances. There can be no assurance that any share repurchases will enhance stockholder value because the market price of our Class A Common Stock may decline below the levels at which we repurchased shares of stock. Although our share repurchase program is intended to enhance long-term stockholder value, short-term stock price fluctuations could reduce the program’s effectiveness. The repurchase program may in the future be limited, suspended or discontinued at any time without prior notice and any such limitation, suspension or discontinuation could cause the market price of our Class A Common Stock to decline. There can be no assurance that we will repurchase shares of our Class A Common Stock under our share repurchase program or that any future repurchases will have a positive impact on the trading price of our Class A Common Stock or earnings per share.

Delaware law and certain provisions in our Certificate of Incorporation may prevent efforts by our stockholders to change the direction or management of our Company.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. In addition, our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors, including, but not limited to, the following:

•                                          our board of directors is classified into three classes, each of which serves for a staggered three year term;

•                                          only our board of directors may call special meetings of our stockholders;

•                                          we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued as authorized by our board of directors without stockholder approval;

•                                          our stockholders have only limited rights to amend our by-laws; and

•                                          we require advance notice and duration of ownership requirements for stockholder proposals.

These provisions could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (ii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (iii) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and of stockholder approval of any golden parachute payments not previously approved. We have elected to adopt these reduced disclosure requirements. We cannot predict if investors will find our Class A Common Stock less attractive as a result of our taking advantage of these exemptions and as a result, there may be a less active trading market for our Class A Common Stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period. As a result, our financial statements may not be comparable to companies that comply with public company effective dates.

We could remain an “emerging growth company” through December 31, 2019 or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and (c) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period.

The obligations associated with being a public company require significant resources and management attention, which may divert from our business operations.

We are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. As a result, we incur significant legal, accounting and other expenses that we would not incur as a private company.

In addition, the need to maintain the corporate infrastructure demanded of a public company may divert management’s attention from implementing our business strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls, including information technology controls, and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations. We anticipate that these costs will materially increase our general and administrative expenses.

Furthermore, as a public company, we incur additional legal, accounting and other expenses that have not been reflected in our predecessor’s historical financial statements. In addition, rules implemented by the SEC and the NYSE have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and certain corporate governance practices. Our management and other personnel have devoted, and will continue to devote a substantial amount of time to these compliance initiatives. These rules and regulations result in our incurring legal and financial compliance costs and will make some activities more time-consuming and costly. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

Our failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act as a public company could have a material adverse effect on our business and share price.

Prior to our initial public offering, we had not operated as a public company and were not required to independently comply with Section 404(a) of the Sarbanes-Oxley Act. Section 404(a) of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we file with the SEC. We were required to meet these standards in the course of preparing our financial statements as of and for the year ended December 31, 2015, and our management was required to report on the effectiveness of our internal control over financial reporting for such year. Additionally, once we are no longer an emerging growth company, as defined by the JOBS Act, our independent registered public accounting firm will be required pursuant to Section 404(b) of the Sarbanes-Oxley Act to attest to the effectiveness of our internal control over financial reporting on an annual basis. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles in the United States, or US GAAP. We are currently in the process of reviewing, documenting and testing our internal control over financial reporting. We may encounter problems or delays in implementing any changes necessary to make a favorable assessment of our internal control over financial reporting. In addition, we may encounter problems or delays in completing the implementation of any requested improvements and receiving a favorable attestation in connection with the attestation to be provided by our independent registered public accounting firm after we cease to be an emerging growth company. If we cannot favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls after we cease to be an emerging growth company, investors could lose confidence in our financial information and the price of our Class A Common Stock could decline.

Additionally, the existence of any material weakness or significant deficiency may require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect our business and share price.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” We use words such as “could,” “may,” “might,” “will,” “expect,” “likely,” “believe,” “continue,” “anticipate,” “estimate,” “intend,” “plan,” “project” and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the information described under the caption “Risk Factors” and elsewhere in this prospectus.

The forward-looking statements contained in this prospectus are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. We believe these factors include, but are not limited to, those described under “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained in this prospectus to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as otherwise required by law. New factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them. Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the Class A Common Stock offered by this prospectus. We will not receive any of the proceeds from the issuance of shares of Class A Common Stock to the selling stockholders or the sale of shares of Class A Common Stock by the selling stockholders.  However, we will pay certain registration expenses in connection with the offering as described in “Plan of Distribution.”

EXCHANGE OF COMMON UNITS INTO SHARES OF CLASS A COMMON STOCK

On November 26, 2014, Neff Corporation entered into the Neff Holdings LLC Second Amended and Restated Limited Liability Company Agreement with Neff Holdings and the selling stockholders.  Pursuant to and subject to the terms of the Neff Holdings LLC Agreement, the selling stockholders and the option holders identified in the schedule of investors attached to the registration rights agreement described below (collectively, the “LLC Option Holders”) (in connection with their exercise of options for common units), at any time and from time to time, are entitled to cause Neff Holdings to redeem the common units held by them or issuable to them upon the exercise of options upon giving written notice to Neff Holdings and to Neff Corporation.  Neff Corporation has the option to select whether the redemption payment is made by a settlement in shares of Class A Common Stock on a one-for-one basis or a settlement in cash equal to a volume weighted average market price of one share of Class A Common Stock for each common unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications).  If we decide to make a cash payment, the redeeming member has the option to rescind its redemption request within two (2) business days of being notified of Neff Corporation’s intention to make a cash payment. Upon the exercise of the redemption right, the redeeming member will surrender common units to Neff Holdings for cancellation. The Neff Holdings LLC Agreement requires that Neff Corporation contribute cash or shares of our Class A Common Stock to Neff Holdings in exchange for an amount of newly issued common units in Neff Holdings to us equal to the number of common units redeemed by the member. Neff Holdings will then distribute the cash or shares of our Class A Common Stock to the redeeming member to complete the redemption.

At our election, we may effect a direct exchange of cash or our Class A Common Stock for such common units in lieu of such a redemption. Neither Neff Corporation nor Neff Holdings can compel any member to tender their common units for redemption by Neff Holdings or to directly exchange such common units with Neff Corporation. However, once a member tenders its common units for redemption, Neff Corporation, in its sole discretion, will determine at such time whether to contribute cash or shares to Neff Holdings to complete the redemption or effect a direct exchange with such redeeming member. Whether by redemption or exchange, we are obligated to ensure that at all times the number of common units in Neff Holdings that we own equals the number of our outstanding shares of Class A Common Stock. To the extent Neff Corporation, in its discretion, elects to contribute shares of Class A Common Stock to Neff Holdings to complete a redemption, Neff Holdings will issue to Neff Corporation in respect of such contribution an equal number of common units of Neff Holdings, which transaction will maintain the one-to-one ratio. To the extent Neff Corporation, it its discretion, elects to effect a direct exchange with the redeeming member to complete a redemption, Neff Corporation will issue to such redeeming member a number of shares of Class A Common Stock equal to the number of common units of Neff Holdings delivered by such redeeming member to Neff Corporation in such exchange, which transaction will maintain the one-to-one ratio.

If the Wayzata Funds exercise their right to redeem the common units held by the Wayzata Funds, then simultaneously with the payment by the Company of either cash or Class A Common Stock, the Company shall cancel for no consideration a number of shares of the Class B Common Stock registered in the name of the Wayzata Funds equal to the number of common units redeemed.

See “Certain Contractual Arrangements with the Selling Stockholders—Neff Holdings LLC Second Amended and Restated Limited Liability Company Agreement.”

SELLING STOCKHOLDERS

The following table sets forth certain information provided to us by the selling stockholders with respect to the number of shares of Class A Common Stock offered by the selling stockholders under this prospectus.  As of August 26, 2016, we had outstanding 9,025,714 shares of Class A Common Stock.

The number of shares owned by the selling stockholders prior to the offering assumes the redemption of all of the 14,951,625 common units the selling stockholders own in Neff Holdings and the registrant elects at its option to issue 14,951,625 shares of Class A Common Stock.  The ownership information provided below does not indicate beneficial ownership under Rule 13d-3 of the Exchange Act. The full 14,951,625 shares that are issuable pursuant to the redemption of the 14,951,625 common units the selling stockholders own in Neff Holdings are included as outstanding for the purpose of computing the percentage of Class A Common Stock owned prior to the offering and the percentage of Class A Common Stock owned assuming the sale of all shares offered by the selling stockholders.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A Common Stock beneficially owned by them. We have prepared the information in the table regarding the selling stockholders based on information given to us by, or on behalf of, the selling stockholders, before the date of this prospectus. Information about the selling stockholders may change from time to time. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

The selling stockholders may offer and sell all or a portion of their respective shares of Class A Common Stock that may be issued to them pursuant to the redemption of all of the common units the selling stockholders own in Neff Holdings, but they are under no obligation to offer or sell any of the shares of Class A Common Stock. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our Class A Common Stock covered by this prospectus, we cannot determine the number of such shares of Class A Common Stock that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our Class A Common Stock that will be held by the selling stockholders upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume that the selling stockholders will sell all the shares of Class A Common Stock covered by this prospectus.

Selling Stockholder	Number of Shares of Class A Common Stock Owned Prior to Offering(1)	Percentage of Class A Common Stock Owned Prior to Offering	Number of Shares of Class A Common Stock Offered for Sale	Number of Shares of Class A Common Stock Owned Assuming Sale of All Shares Offered	Percentage of Class A Common Stock Owned Assuming Sale of All Shares Offered
Wayzata Opportunities Fund II, L.P.(2)(3)	14,585,304	60.8%	14,585,304	—	—
Wayzata Opportunities Fund Offshore II, L.P.(2)(3)	366,321	1.5%	366,321	—	—
Total:	14,951,625	62.4%	14,951,625	—	—

*                         Indicates less than one percent (1%)

(1)                 Assumes that the full amount of 14,951,625 common units the selling stockholders own in Neff Holdings are redeemed in full and the registrant elects to issue 14,951,625 shares of Class A Common Stock.

(2)                 Wayzata Opportunities Fund II, L.P. and Wayzata Opportunities Fund Offshore II, L.P. are the record holders of 14,585,304 and 366,321 common units in Neff Holdings, respectively.  Patrick J. Halloran serves as the Manager of Wayzata Investment Partners LLC, which is the investment adviser to the Wayzata Funds.  As a result, each of Wayzata Investment Partners LLC and Mr. Halloran may be deemed to be the beneficial owner of the securities held of record by the Wayzata Funds.

(3)                 The address for the selling stockholders is:  701 East Lake Street, Suite 300, Wayzata, Minnesota 55391.

CERTAIN CONTRACTUAL ARRANGEMENTS WITH THE SELLING STOCKHOLDERS

In connection with our initial public offering, we entered into several agreements to define and regulate the governance and control relationships among us, the selling stockholders and our respective affiliates.  The following provides a summary of the material provisions of the agreements discussed.  However, these summaries do not purport to be complete, and they are subject to, and qualified in their entirety by reference to, the complete text of the agreements which are included as exhibits to the registration statement of which this prospectus forms a part.  You should carefully read each agreement discussed below.

Registration Rights Agreement

On November 26, 2014, we entered into a registration rights agreement with the selling stockholders and the LLC Option Holders to register for sale under the Securities Act shares of our Class A Common Stock delivered in settlement of the redemption of common units or shares of our Class A Common Stock issued in direct exchange for common units.  The registration rights agreement provides the selling stockholders and the LLC Option Holders, as holders of registrable securities under the registration rights agreement, with the right to require us, at our expense, to register shares of our Class A Common Stock that are issuable in settlement of the redemption of common units or shares of our Class A Common Stock issued in direct exchange for common units.  We are filing this registration statement pursuant to our obligations under the registration rights agreement for the selling stockholders.

Demand Rights.  Subject to certain limitations, the selling stockholders and the LLC Option Holders have the right, by delivering written notice to us, to require us to register the number of shares of Class A Common Stock requested to be so registered in accordance with the registration rights agreement on a Form S-1 or any similar long-form registration or on a Form S-3 or any similar short-form registration, if available.  The holders are entitled to request an unlimited number of long-form registrations and short-form registrations.  All long-form registrations shall be underwritten registrations unless otherwise approved by holders representing a majority of the registrable securities requesting registration.

Within ten days after filing the registration statement relating to the demand registration, we will give written notice of the demand registration to all other holders and, subject to the terms of the registration rights agreement, include all registrable securities with respect to which we have received written requests for inclusion therein within 15 days after the receipt of our notice; provided that, with the consent of the holders representing at least a majority of the registrable securities requesting such registration, we may provide notice of the demand registration to all other holders prior to the non-confidential filing of the registration statement.

Additionally, the selling stockholders and the LLC Option Holders have the right, by delivering written notice to us, to require us to file a shelf registration statement subject to the availability of required financial information.  We are to use our reasonable best efforts to cause any shelf registration statement to be declared effective under the Securities Act as soon as practicable after the initial filing of the shelf registration statement.  Once the shelf registration statement is effective, we shall cause such shelf registration statement to remain effective for such time period as is requested by the holders requesting the shelf registration statement, but not longer than the earliest of: (i) the third anniversary of the initial effective date of the shelf registration statement; (ii) the date on which all registrable securities covered by such shelf registration statement have been sold pursuant to the shelf registration statement; and (iii) the date as of which there are no longer any registrable securities covered by such shelf registration statement in existence.

Piggyback Rights.  Subject to certain limitations, the selling stockholders and the LLC Option Holders are entitled to request to participate in, or “piggyback” on, registrations of any of our Class A Common Stock for sale by us, other than pursuant to a demand registration, in connection with registrations on Form S-4 or Form S-8 or any successor or similar forms, or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities.

Conditions and Limitations.  The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters, as applicable, to limit the number of shares to be included in a registration statement.  We shall not be obligated to effect any demand registration within ninety (90) days after the effective date of a previous demand registration or a previous registration in which registrable securities were included and in which there was no reduction in the number of registrable securities requested to be included.  Additionally, we have the right to postpone, for up to sixty (60) days from the date of the request, the filing or the effectiveness of a registration statement or the suspension of the use of a prospectus that is part of a registration statement if: (i) our board of directors determines in its reasonable good faith judgment that the offer or sale of registrable securities would reasonably be expected to have a material adverse effect on any proposal or plan by us or any subsidiary; (ii) upon advice of counsel, the sale of registrable securities pursuant to the registration statement would require disclosure of material non-public information not otherwise required to be disclosed under applicable law, and (iii) either (x) we have a bona fide business purpose for preserving the confidentiality of such transaction or (y) disclosure of such material non-public information would have a material adverse effect on us or our ability to consummate such transaction; provided that in such event, the selling stockholders and the LLC Option Holders shall be entitled to withdraw such request for a demand registration or shelf offering.  We may delay a demand registration only once in any twelve-month period, except with the consent of the majority of the holders of registrable securities.  We may extend the suspension period for an additional consecutive sixty (60) days with the consent of the majority of the holders of registrable securities, which consent shall not be unreasonably withheld.

In connection with all underwritten public offerings, the holders of registrable securities shall not effect any sale transaction commencing on the earlier of the date on which we give notice to the holders of the circulation of a preliminary or final prospectus for such public offering or the “pricing” of such offering and continuing to the date that is ninety (90) days following the date of the final prospectus for such public offering, unless, if an underwritten public offering, the underwriters managing the public offering otherwise agree in writing.

Expenses and Indemnification.  In connection with any registration effected pursuant to the terms of the registration rights agreement, we are required to pay for all of the fees and expenses incurred in connection with such registration, including, without limitation, registration fees, qualification and filing fees and printing expenses.  However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration are to be paid by the persons including such registrable securities in any such registration on a pro rata basis.

We have also agreed to indemnify the holders of registrable securities and each of their respective officers, directors, managers, employees, agents and representatives, and each person who controls such holder against all losses, claims, actions, damages, liabilities and expenses caused by, resulting from, arising out of, or based upon or related to any of the statements, omissions or violations set forth in the registration rights agreement.

Neff Holdings LLC Second Amended and Restated Limited Liability Company Agreement

On November 26, 2014, we entered into the Second Amended and Restated Limited Liability Company Agreement with Neff Holdings and the selling stockholders, which we refer to as the Neff Holdings LLC Agreement.

Appointment as Manager.  Under the Neff Holdings LLC Agreement, we are a member and the sole manager of Neff Holdings. As the sole manager, we control all of the day-to-day business affairs and decision-making of Neff Holdings without the approval of any other member. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of Neff Holdings and the day-to-day management of Neff Holdings’ business. Pursuant to the terms of the Neff Holdings LLC Agreement, we cannot, under any circumstances, be removed as the sole manager of Neff Holdings except by our election.

Compensation.  We are not entitled to compensation for our services as manager. We are entitled to reimbursement by Neff Holdings for fees and expenses incurred on behalf of Neff Holdings, including all expenses associated with the initial public offering, of being a public company and maintaining our corporate existence.

Distributions.  The Neff Holdings LLC Agreement requires “tax distributions” be made by Neff Holdings to its members, as that term is defined in the agreement. Tax distributions will be made as and when members are required to make estimated payments or file tax returns, which we expect will be approximately on a quarterly basis, to each member of Neff Holdings, including us, based on such member’s allocable share of the taxable income of Neff Holdings and an assumed tax rate that will be determined by us. For this purpose, the taxable income of Neff Holdings, and Neff Corporation’s allocable share of such taxable income, shall be determined without regard to any tax basis adjustments.  The assumed tax rate that we expect to use for purposes of determining tax distributions from Neff Holdings to its members will approximate our reasonable estimate of the highest combined federal, state, and local tax rate that may potentially apply to any one of Neff Holdings’ members, regardless of the actual final tax liability of any such member. Tax distributions will also be made only to the extent all distributions from Neff Holdings for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. The Neff Holdings LLC Agreement also allows for distributions to be made by Neff Holdings to its members on a pro rata basis out of “distributable cash,” as that term is defined in the agreement. We expect Neff Holdings may make distributions out of distributable cash periodically to the extent permitted by our credit facilities and necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax Receivable Agreement (as defined below), as well as to make dividend payments, if any, to the holders of our Class A Common Stock.

Transfer Restrictions.  The Neff Holdings LLC Agreement generally does not permit transfers of common units by members, subject to limited exceptions. Any transferee of common units must assume, by operation of law or written agreement, all of the obligations of a transferring member with respect to the transferred units, even if the transferee is not admitted as a member of Neff Holdings.

Common Unit Redemption Right.  The Neff Holdings LLC Agreement provides a redemption right to the selling stockholders and the holders of options over common units in Neff Holdings which entitles them to have their common units redeemed by Neff Holdings, at the election of each such person, for, at our option, newly-issued shares of our Class A Common Stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A Common Stock for each common unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). If we decide to make a cash payment, the member has the option to rescind its redemption request within two (2) business days of being notified of Neff Corporation’s intention to make a cash payment. Upon the exercise of the redemption right, the redeeming member will surrender common units to Neff Holdings for cancellation. The Neff Holdings LLC Agreement requires that Neff Corporation contribute cash or shares of Class A Common Stock to Neff Holdings in exchange for an amount of newly issued common units in Neff Holdings to Neff Corporation equal to the number of common units redeemed by the member. Neff Holdings will then distribute the cash or shares of Class A Common Stock to the redeeming member to complete the redemption. At Neff Corporation’s election, we may effect a direct exchange of cash or Class A Common Stock for such common units in lieu of such a redemption. Neither Neff Corporation nor Neff Holdings can compel any member to tender their common units for redemption by Neff Holdings or to directly exchange such common units with Neff Corporation. However, once a member tenders its common units for redemption, Neff Corporation, in its sole discretion, will determine at such time whether to contribute cash or shares to Neff Holdings to complete the redemption or to effect a direct exchange with such redeeming member. Whether by redemption or exchange, we are obligated to ensure that at all times the number of common units in Neff Holdings that Neff Corporation owns equals the number of outstanding shares of Class A Common Stock. To the extent Neff Corporation, in its discretion, elects to contribute shares of Class A Common Stock to Neff Holdings to complete a redemption, Neff Holdings will issue to Neff Corporation in respect of such contribution an equal number of common units of Neff Holdings, which transaction will maintain the one-to-one ratio. To the extent Neff Corporation, it its discretion, elects to effect a direct exchange with the redeeming member to complete a redemption, Neff Corporation will issue to such redeeming member a number of shares of Class A Common Stock equal to the number of common units of Neff Holdings delivered by such redeeming member to Neff Corporation in such exchange, which transaction will maintain the one-to-one ratio.

Maintenance of One-to-One Ratio between Shares of Class A Common Stock and Common Units.  The Neff Holdings LLC Agreement requires Neff Holdings to take all actions with respect to its common units, including reclassifications, distributions, divisions or recapitalizations, to maintain at all times a one-to-one ratio between the number of common units owned by Neff Corporation and the number of shares of Class A Common Stock outstanding. This ratio requirement disregards (i) shares of Class A Common Stock issued by us under our 2014 Omnibus Incentive Plan that are not vested, (ii) treasury stock and (iii) preferred stock or other debt or equity securities (including warrants, options or rights) issued by us that are convertible into or exercisable or exchangeable for shares of Class A Common Stock, except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by us to the equity capital of Neff Holdings. In addition, this Class A Common Stock ratio requirement disregards all common units at any time held by any other person, including our existing members and the holders of options over common units. If we issue, transfer or deliver from treasury stock or repurchase shares of Class A Common Stock in a transaction not contemplated by the Neff Holdings LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding common units Neff Corporation owns equals, on a one-for-one basis, the number of outstanding shares of Class A Common Stock. If we issue, transfer or deliver from treasury stock or repurchase or redeem any of our preferred stock in a transaction not contemplated by the Neff Holdings LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries repurchases or redemptions, we hold (in the case of any issuance, transfer or delivery) or cease to hold (in the case of any repurchase or redemption) equity interests in Neff Holdings which (in our good faith determination) are in the aggregate substantially equivalent to our preferred stock so issued, transferred, delivered, repurchased or redeemed. Neff Holdings is prohibited from undertaking any subdivision (by any split of units, distribution of units, reclassification, recapitalization or similar event) or combination (by reverse split of units, reclassification, recapitalization or similar event) of the common units that is not accompanied by an identical subdivision or combination of our Class A Common Stock to maintain at all times a one-to-one ratio between the number of common units owned by us and the number of outstanding shares of our Class A Common Stock, subject to exceptions.

Issuance of Common Units Upon Exercise of Options or Issuance of Other Equity Compensation.  Upon the exercise of options issued by us (as opposed to options issued by Neff Holdings), or the issuance of other types of equity compensation by us (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we will have the right to acquire from Neff Holdings a number of common units equal to the number of our shares of Class A Common Stock being issued in connection with the exercise of such options or issuance of other types of equity compensation. When we issue shares of Class A Common Stock in settlement of stock options granted to persons that are not officers or employees of Neff Holdings or its subsidiaries, we will make, or be deemed to make, a capital contribution in Neff Holdings equal to the aggregate value of such shares of Class A Common Stock and Neff Holdings will issue to us a number of common units equal to the number of shares we issued. When we issue shares of Class A Common Stock in settlement of stock options granted to persons that are officers or employees of Neff Holdings or its subsidiaries, then we will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A Common Stock equal to the exercise price per share, and we will be deemed to have sold directly to Neff Holdings (or the applicable subsidiary of Neff Holdings) the difference between the exercise price and market price per share for each such share of Class A Common Stock. In cases where we grant other types of equity compensation to employees of Neff Holdings or its subsidiaries, on each applicable vesting date we will be deemed to have sold to Neff Holdings (or such subsidiary) the number of vested shares at a price equal to the market price per share, Neff Holdings (or such subsidiary) will deliver the shares to the applicable person, and we will be deemed to have made a capital contribution in Neff Holdings equal to the purchase price for such shares in exchange for an equal number of common units of Neff Holdings.

Dissolution.  The Neff Holdings LLC Agreement provides that the unanimous consent of all members holding voting units will be required to voluntarily dissolve Neff Holdings. In addition to a voluntary dissolution, Neff Holdings will be dissolved upon a change of control transaction under certain circumstances, as well as upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up Neff Holdings; (ii) second, to pay debts and liabilities owed to creditors of Neff Holdings, other than members; (iii) third, to the members in accordance with Article IV of the Neff Holdings LLC Agreement governing distributions.

Confidentiality.  The manager and each member agrees to maintain the confidentiality of Neff Holdings’ confidential information and not use such information except in furtherance of the business of the Company or as otherwise authorized separately in writing by the manager. This obligation excludes information independently obtained or developed by the members, information that is in the public domain or otherwise disclosed to a member, in either such case not in violation of a confidentiality obligation or disclosures required by law or judicial process or approved by our chief executive officer.

Indemnification.  The Neff Holdings LLC Agreement provides for indemnification of the manager, members and officers of Neff Holdings to the fullest extent permitted under the Delaware Limited Liability Company Act.

Tax Receivable Agreement

We used substantially all of the net proceeds from our initial public offering to purchase common units of Neff Holdings directly from Neff Holdings. We may obtain an increase in our share of the tax basis of the assets of Neff Holdings in the future, when an existing owner receives shares of our Class A Common Stock or cash at our election in connection with an exercise of such existing owner’s right to have common units in Neff Holdings held by such existing owner redeemed by Neff Holdings or, at the election of Neff Corporation, exchanged (which we intend to treat as our direct purchase of common units from an existing owner for U.S. federal income and other applicable tax purposes, regardless of whether such common units are surrendered by an existing owner to Neff Holdings for redemption or sold to us upon the exercise of our election to acquire such common units directly) (such basis increase, the “Basis Adjustments”). Moreover, in connection with the organizational transactions related to our initial public offering and as a result of the application of the principles of Section 704(c) of the Internal Revenue Code (“Code”) and the U.S. Treasury regulations issued thereunder, which required that items of income, gain, loss and deduction attributable to property owned by Neff Holdings on the date that we purchased common units directly from Neff Holdings with a portion of the proceeds from the initial public offering be allocated among the members of Neff Holdings to take into account the difference between the fair market value and the adjusted tax basis of such assets on such date, Neff Holdings was required to make certain special allocations of its items of loss and deduction to us over time that are in excess of our pro rata share of such items of loss or deduction. Any Basis Adjustment as well as the special allocations described above will have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

In connection with the organizational transactions related to our initial public offering, we entered into a tax receivable agreement on November 26, 2014 with Neff Holdings, the selling stockholders, the LLC Option Holders and the management representative, which we refer to as the “Tax Receivable Agreement,” that provides for the payment by us to such persons of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) increases in the tax basis resulting from any redemptions or exchanges of common units, (ii) certain allocations in connection with our initial public offering and as a result of the application of the principles of Section 704(c) of the Code to take into account the difference between the fair market value and the adjusted tax base of certain assets of Neff Holdings on the date that we purchased Neff Holdings common units directly from Neff Holdings with a portion of the proceeds from our initial public offering; and (iii) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement.  Neff Holdings has in effect an election under Section 754 of the Code effective for the 2014 taxable year, the year in which we purchased common units from the existing owners at the time with the proceeds of the initial public offering, and each taxable year in which a redemption or exchange of Neff Holdings common units for shares of our Class A Common Stock or cash occurs. These tax benefit payments are not conditioned upon one or more of the existing owners maintaining a continued ownership interest in either Neff Holdings or us. Our existing owners’ rights under the Tax Receivable Agreement are assignable to transferees of its common units in Neff Holdings (other than Neff Corporation as transferee pursuant to redemption of common units in Neff Holdings). We expect to benefit from the remaining 15% of the tax benefits, if any, that we may actually realize.

The actual Basis Adjustments, as well as any amounts paid to our existing owners under the Tax Receivable Agreement will vary depending on a number of factors, including:

•                  the timing of any subsequent redemptions or exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of Neff Holdings at the time of each redemption or exchange;

•                  the price of shares of our Class A Common Stock at the time of the initial purchases or subsequent redemptions or exchanges—the Basis Adjustments, as well as any related increase in any tax deductions, is directly related to the price of shares of our Class A Common Stock at the time of the initial purchases or subsequent redemptions or exchanges;

•                  the extent to which such redemptions or exchanges are taxable—if a redemption or exchange is not taxable for any reason, increased tax deductions will not be available; and

•                  the amount and timing of our income—the Tax Receivable Agreement generally will require Neff Corporation to pay 85% of the tax benefits as and when those benefits are treated as realized under the terms of the Tax Receivable Agreement. If Neff Corporation does not have taxable income, it generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be utilized to generate tax benefits in previous or future taxable years. The utilization of any such tax attributes will result in payments under the Tax Receivable Agreement.

For purposes of the Tax Receivable Agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no Basis Adjustments, had there been no tax benefit to us as a result of the special allocations described above and had the Tax Receivable Agreement not been entered into. The Tax Receivable Agreement will generally apply to each of our taxable years, beginning with the first taxable year ending after the consummation of the offering. There is no maximum term for the Tax Receivable Agreement; however, the Tax Receivable Agreement may be terminated by us pursuant to an early termination procedure that requires us to pay the existing owners an agreed upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions).

The payment obligations under the Tax Receivable Agreement are obligations of Neff Corporation and not of Neff Holdings. Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, we expect that the payments that we may be required to make to our existing owners could be substantial. Any payments made by us to our existing owners under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or to Neff Holdings and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. We anticipate funding payments under the Tax Receivable Agreement from cash flow from operations of our subsidiaries, available cash and available borrowings under the senior secured revolving credit facility.

The Tax Receivable Agreement provides that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, or that if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor’s obligations, under the Tax Receivable Agreement would accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. We may elect to completely terminate the Tax Receivable Agreement early only with the written approval of a majority of Neff Corporation’s “independent directors” (within the meaning of Rule 10A-3 promulgated under the Exchange Act and the corresponding rules of the NYSE). Mr. Deignan, the single Wayzata board member, will not be an “independent director” for this purpose and will not have the ability to cause Neff Corporation to elect an early termination of the Tax Receivable Agreement.

Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by a redeeming existing owner under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.

As a result of a change in control or our election to terminate the Tax Receivable Agreement early, (i) we could be required to make cash payments to our existing owners that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement, and (ii) we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a material adverse effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine. We will not be reimbursed for any cash payments previously made to our existing owners pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and ultimately disallowed. Instead, any excess cash payments made by us to an existing owner will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to our existing owners for a number of years following the initial time of such payment. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings. Although we are not currently aware of any potential challenge, if we subsequently determine that any Basis Adjustments or other tax benefits may be subjected to a reasonable challenge by a taxing authority, we may withhold payments to our existing owners under the Tax Receivable Agreement related to such Basis Adjustments or other tax benefits in an interest-bearing escrow account until such a challenge is no longer possible.

If we receive a formal notice or assessment from a taxing authority with respect to any cash savings covered by the Tax Receivable Agreement, we will place any subsequent tax benefit payments that would otherwise be made to the existing owners into an interest-bearing escrow account until there is a final determination. We will have full responsibility for, and sole discretion over, all Neff Corporation tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation and approval rights held by the existing owners.

Under the Tax Receivable Agreement, we are required to provide the selling stockholders and the management representative with a schedule showing the calculation of payments that are due under the Tax Receivable Agreement with respect to each taxable year with respect to which a payment obligation arises within 30 days after filing our U.S. federal income tax return for such taxable year. This calculation will be based upon the advice of our tax advisors. Payments under the Tax Receivable Agreement will generally be made to our existing owners within three business days after this schedule becomes final pursuant to the procedures set forth in the Tax Receivable Agreement, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at LIBOR plus 500 basis points until such payments are made, generally including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.

We expect that the payments we will be required to make under the Tax Receivable Agreement will be substantial.  Assuming that the holders of the common units of Neff Holdings would have sold all of their common units to us as of December 31, 2014, there are no material changes in the relevant tax law, Neff Holdings is able to fully depreciate or amortize its assets, we earn sufficient taxable income to realize full tax benefit of the increased depreciation and amortization of our assets, and the market value of one share of Class A Common Stock is equal to the price per share on December 31, 2014, we expect that the payments under the Tax Receivable Agreement associated with (i) the purchase of common units from Neff Holdings with proceeds from our initial public offering on November 26, 2014; and (ii) future redemptions or exchanges of common units as described above could aggregate approximately $310.0 million and range from approximately $2.0 million to $42.0 million per year, over a fifteen (15) year period.

The foregoing numbers are merely estimates, and the actual payments and timing of such payments could differ materially depending on a number of factors. As discussed above, actual amounts of payments under the Tax Receivable Agreement and the timing of such payments will vary and will be determined based on a number of factors, including the timing of future redemptions or exchanges of common units in Neff Holdings, the price of Class A Common Stock at the time of each redemption or exchange, the extent to which such redemptions or exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the timing and amount of any subsequent asset dispositions. Thus, it is likely that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding payments under the Tax Receivable Agreement as compared to the estimates set forth above.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of:

•                                          100,000,000 shares of Class A Common Stock, par value $0.01 per share;

•                                          15,000,000 shares of Class B Common Stock, par value $0.01 per share; and

•                                          10,000,000 shares of preferred stock, with a par value per share that may be established by the board of directors in the applicable certificate of designations with respect to any series of preferred stock.

The following summary describes the material provisions of our capital stock. We urge you to read our Certificate of Incorporation and our Amended and Restated Bylaws, which we refer to as our “Bylaws.”

Certain provisions of our Certificate of Incorporation and our Bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Class A Common Stock

Holders of shares of our Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of our Class A Common Stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class A Common Stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A Common Stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our Class A Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class A Common Stock.

As of June 30, 2016, we had 9,025,714 shares of Class A Common Stock outstanding.

Class B Common Stock

Each holder of Class B Common Stock shall be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of our Class B Common Stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class B Common Stock will vote together with holders of our Class A Common Stock as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Holders of our Class B Common Stock do not have any right to receive dividends or to receive a distribution upon a dissolution or liquidation or the sale of all or substantially all of our assets.

Additionally, holders of shares of our Class B Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class B

Common Stock.  However, if the Wayzata Funds exercise their right to redeem the common units held by the Wayzata Funds, then simultaneously with the payment by the Company of either cash or Class A Common Stock, the Company shall cancel for no consideration a number of shares of the Class B Common Stock registered in the name of the Wayzata Funds equal to the number of common units redeemed.

As of June 30, 2016, we had 14,951,625 shares of Class B Common Stock outstanding. The Wayzata Funds own 100% of our outstanding Class B Common Stock.

Preferred Stock

Under the terms of our Certificate of Incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock or subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A Common Stock.

As of June 30, 2016, we have no shares of preferred stock outstanding.

Forum Selection

Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us, any director or our officers or employees arising pursuant to any provision of the Delaware General Corporation Law, or DGCL, our Certificate of Incorporation or our Bylaws; or (iv) any action asserting a claim against us, any director or our officers or employees that is governed by the internal affairs doctrine, except, as to each of clauses (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Anti-Takeover Provisions

Our Certificate of Incorporation and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Section 203 of the Delaware General Corporation Law.  We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Classified Board of Directors.  Our Certificate of Incorporation divides our board of directors into three classes with staggered three-year terms. In addition, our Certificate of Incorporation and our Bylaws provide that directors may be removed only for cause. Under our Certificate of Incorporation and Bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the affirmative vote of a majority of our directors then in office, even though less than a quorum of the board of directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Authorized but Unissued Shares.  The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action by Written Consent.  Our Certificate of Incorporation and our Bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may be taken by written consent in lieu of a meeting only if the action to be effected by such written consent and the taking of such action by such written consent have been previously approved by the board of directors.

Special Meetings of Stockholders.  Our Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders may only be called by our board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.  In addition, our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be eligible to cast in an election of directors. In addition, the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be eligible to cast in an election of directors will be required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our Certificate of Incorporation described in the prior three paragraphs.

Limitations on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation and Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We have entered into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our Certificate of Incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

•                                          any breach of his duty of loyalty to us or our stockholders;

•                                          acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                                          any transaction from which the director derived an improper personal benefit; or

•                                          improper distributions to stockholders.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Corporate Opportunity Doctrine

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our Certificate of Incorporation does, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our Certificate of Incorporation provides that, to the fullest extent permitted by law, none of Wayzata or any director who is not employed by us or his or her affiliates will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Wayzata or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our Certificate of Incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of Neff Corporation. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our Certificate of Incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Dissenters’ Rights of Appraisal and Payment

Under the Delaware General Corporation Law, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Neff Corporation. Pursuant to the Delaware General Corporation Law, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the Delaware General Corporation Law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Computershare Trust Company, N.A.

Trading Symbol and Market

Our Class A Common Stock is listed on the NYSE under the symbol “NEFF.”

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell any or all of their shares of our Class A Common Stock issuable upon the redemption of the 14,951,625 common units of Neff Holdings held by the selling stockholders. These sales may be at fixed or negotiated prices. Subject to compliance with applicable law, the selling stockholders may use any one or more of the following methods when selling shares of Class A Common Stock:

•                          ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•                          block trades in which the broker-dealer will attempt to sell the shares of Class A Common Stock as an agent but may position and resell a portion of the block as a principal to facilitate the transaction;

•                          purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•                          an exchange distribution in accordance with the rules of the applicable exchange;

•                          privately negotiated transactions;

•                          an underwritten offering;

•                          agreements with broker-dealers to sell a specified number of such shares of Class A Common Stock at a stipulated price per share;

•                          through the writing of options;

•                          a combination of any such methods of sale; or

•                          any other method permitted pursuant to applicable law.

The selling stockholders may effect such transactions by selling their shares of Class A Common Stock covered by this prospectus directly to purchasers, to or through broker-dealers, which may act as agents for the seller and buyer or principals, or to underwriters who acquire shares of Class A Common Stock for their own account and resell them in one or more transactions. Such broker-dealers or underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares of Class A Common Stock covered by this prospectus for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) and such discounts, concessions, or commissions may be allowed or re-allowed or paid to dealers. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed at different times.

The selling stockholders may also sell shares of our Class A Common Stock under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

The selling stockholders may pledge or grant a security interest in some or all of its shares of Class A Common Stock and, if the selling stockholders default in the performance of its secured obligations, the pledgees or secured parties may, from time to time, offer and sell the pledged shares of Class A Common Stock. The selling stockholders and any other persons participating in the sale or distribution of the shares of Class A Common Stock will be subject to applicable provisions of the Securities Act, the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of Class A Common Stock by, the selling stockholders or any other person, which limitations may affect the marketability of the shares of Class A Common Stock.

Upon our being notified in writing by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of Class A Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including (i) the name of the participating underwriter(s) or broker-dealer(s) or agents, (ii) the number of shares of Class A Common Stock involved, (iii) the price at which such shares of Class A Common Stock were sold or the public offering price, as applicable, (iv) the discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or re-allowed or paid by any underwriters to dealers, where applicable, (v) any delayed delivery arrangements, and other facts material to the transaction.

The selling stockholders also may transfer the shares of our Class A Common Stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of Class A Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Class A Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To our knowledge, no selling stockholder has entered into any agreement or understanding, directly or indirectly, with any person to distribute the shares of our Class A Common Stock.  If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

We are required to pay all fees and expenses incident to the registration of shares of our Class A Common Stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed to keep the registration statement effective for such time period as is requested by the holders requesting the shelf registration statement, but not longer than the earliest of: (i) the third anniversary of the initial effective date of the shelf registration statement; (ii) the date on which all registrable securities covered by such shelf registration statement have been sold pursuant to the shelf registration statement; and (iii) the date as of which there are no longer any registrable securities covered by such shelf registration statement in existence.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

Under the securities laws of certain states, the shares of Class A Common Stock may be sold in those states only through registered or licensed brokers or dealers.  In addition, in certain states the shares of Class A Common Stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K:

•                                          Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on March 8, 2016, and the portions of our Proxy Statement on Schedule 14A for our 2016 Annual Meeting of Stockholders filed with the Commission on April 1, 2016 for purposes of providing the information required under Part III, Items 10-14, of Form 10-K;

•                                          Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2016 filed on April 28, 2016 and the fiscal quarter ended June 30, 2016 filed on July 29, 2016;

•                                          Current Reports on Form 8-K filed on March 1, 2016 and May 16, 2016; and

•                                          A description of our Class A Common Stock contained in the registration statement on Form 8-A, filed with the SEC on November 18, 2014, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after (i) the date of the initial registration statement and prior to effectiveness of the registration statement; and (ii) the date of this prospectus and prior to the termination or completion of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, including any exhibits to such documents that are specifically incorporated by reference in those documents. Requests for such copies should be directed to Investor Relations, Neff Corporation, 3750 NW 87th Avenue, Suite 400, Miami, FL 33178; telephone number (305) 513-3350.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file proxy statements and annual reports, quarterly reports, current reports and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room in Washington, D.C. located at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. Our SEC filings are also available free of charge at the SEC’s web site at www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act for the shares of Class A Common Stock being offered by the selling stockholders. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our Class A Common Stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Anyone may obtain the registration statement and its exhibits and schedules from the SEC as described above.

LEGAL MATTERS

The validity of the shares of Class A Common Stock offered pursuant to this prospectus will be passed upon for us by Akerman LLP, Miami, Florida.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses relating to the registration, sale and distribution of the shares of Class A Common Stock issuable upon the redemption of the common units in Neff Holdings held by the selling stockholders are payable by us. All amounts are estimates except for the SEC registration fee.

SEC registration fee	$13,672
NYSE filing fee	$71,768
Legal fees and expenses	$25,000
Accounting fees and expenses	$25,000
Printing expenses	$1,825
Transfer agent fees and expenses	$5,000
Miscellaneous	$2,500
Total	$144,765

Item 15. Indemnification of Directors and Officers.

The following is a summary of the statutes, Certificate of Incorporation, and Bylaw provisions or other arrangements under which the registrant’s directors and officers are insured or indemnified against liability in their capacities as such. All the directors and officers of the registrants are covered by insurance policies maintained and held in effect by the Company against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Section 145 of Delaware General Corporation Law.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

Section 145 provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such expenses if it is ultimately determined that such officer or director is not entitled to indemnification under Section 145.

The indemnification and advancement of expenses provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

A Delaware corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Amended and Restated Certificate of Incorporation Provisions on Indemnification.

The Company’s Certificate of Incorporation provides that to the fullest extent permitted under Delaware law a director of the Company shall not be personally liable to either the Company or any of its stockholders for monetary damages for a breach of fiduciary duty. In addition, the corporation has the power to indemnify and to advance expenses to each current, former or prospective director, officer, employee or agent of the corporation to the fullest extent permitted by Delaware law.

Amended and Restated Bylaw Provisions on Indemnification.

The Company’s Amended and Restated Bylaws provide generally that the Company shall indemnify and hold harmless, to the fullest extent permitted by Delaware law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.  The corporation shall be required to indemnify a covered person in connection with a proceeding commenced by such covered person only if the commencement of such proceeding was authorized in the specific case by the Board of Directors.

Other Provisions on Indemnification.

The Company is also a party to indemnification agreements with each of the Company’s directors and certain officers of Company. Consistent with the Company’s Bylaws, the indemnification agreements require the Company, among other things, to (i) maintain directors’ and officers’ liability insurance for each indemnitee, and (ii) indemnify each indemnitee to the fullest extent permitted by Delaware law for certain expenses incurred in a proceeding arising out of indemnitee’s service to the Company or its subsidiaries. The indemnification agreements also provide for the advancement of such expenses to the indemnitee by the Company.

The above discussion of the Certificate of Incorporation and Bylaws of the registrant and the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation, Bylaws, and the form of indemnification agreement.

Item 16. Exhibits.

Exhibit Number	Exhibit Description
1.1	Underwriting Agreement*
3.1	Amended and Restated Certificate of Incorporation of Neff Corporation, dated as of November 26, 2014. (1)
3.2	Amended and Restated Bylaws of Neff Corporation, dated as of November 26, 2014. (1)
4.1	Form of Class A Common Stock Certificate.(2)
5.1	Opinion of Akerman LLP.**
10.1

Tax Receivable Agreement, dated November 26, 2014, by and among Neff Corporation, Wazyata Opportunities Fund II, L.P., Wayzata Opportunities Fund Offshore II, L.P., the several LLC Option Holders, the Management Representative and other members of Neff Holdings LLC from time to time a party to this agreement. (1)

10.1(a)	Amendment No. 1 to Tax Receivable Agreement, dated as of May 27, 2015. (3)
10.2	Registration Rights Agreement, dated November 26, 2014, by and among Neff Corporation, Wayzata Opportunities Fund II, L.P., and Wayzata Opportunities Fund Offshore II, L.P. (1)
10.3	Second Amended and Restated Limited Liability Company Agreement of Neff Holdings LLC, dated November 26, 2014. (1)
23.1	Consent of Deloitte & Touche LLP, an independent registered public accounting firm**
23.2	Consent of Akerman LLP (included on Exhibit 5.1 herewith)**
24.1	Power of Attorney ***

*                                         To be filed by amendment or as an exhibit to a Current Report on Form 8-K of Neff Corporation.

**                                  Filed herewith.

***                           Previously filed.

(1)                                 Incorporated by reference to the Current Report on Form 8-K filed by Neff Corporation on December 2, 2014.

(2)                                 Incorporated by reference to Exhibit 4.1 to the Amendment to the Form S-1 filed by Neff Corporation on November 13, 2014.

(3)                                 Incorporated by reference to the Current Report on Form 8-K filed by Neff Corporation on June 4, 2015.

Item 17.                                                                     Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at the date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registration under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registration relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida, on this 1st, day of September, 2016.

NEFF CORPORATION

By:	/s/ Graham Hood
Graham Hood
Chief Executive Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Graham Hood	Chief Executive Officer and Director	September 1, 2016
	Graham Hood	(Principal Executive Officer)

	/s/ Mark Irion	Chief Financial Officer	September 1, 2016
	Mark Irion	(Principal Financial and Principal Accounting Officer)

	*	Chairman of the Board	September 1, 2016
James Continenza

	*	Director	September 1, 2016
Joseph Deignan

	*	Director	September 1, 2016
Gerard E. Holthaus

	*	Director	September 1, 2016
Michael Sileck

	*	Director	September 1, 2016
Robert Singer

*By:	/s/ Mark Irion
Mark Irion
Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
5.1	Opinion of Akerman LLP
23.1	Consent of Deloitte & Touche LLP, an independent registered public accounting firm
23.2	Consent of Akerman LLP (included on Exhibit 5.1 herewith)